Pricing Supplement No. 66  Dated February 9, 1998
(To Prospectus Supplement dated December 1, 1997
and Prospectus dated November 24, 1997)

Pursuant to Rule 424(b)(3)
Registration Statement No. 333-40447


J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Fixed Rate Notes)

Principal Amount:  $250,000,000

If principal amount is stated in other than U.S. dollars, equivalent amount in U.S. dollars: N/A

CUSIP:  61687Y BZ9

Trade Date:  February 9, 1998

Settlement Date:  February 12, 1998

Maturity Date:  February 15, 2000

Price to Public (Issue Price):  100.0%

Net Proceeds to Issuer:  99.844%

Interest Rate (per annum):  5.70%

Interest Payment Date(s): August 15 and February 15 of each year, commencing August 15, 1998.

Record Date(s):     ( )  March 1 and September 1 of each year
                   (X )  Other:  15 calendar days prior
                         to the interest payment dates

Day Count Basis:       (X)  30/360
                       ( )  Actual

Form:     (X)   Book-Entry Note (DTC)
          ( )   Certificated Note

Redemption:
          ( X )  The Notes may not be redeemed prior to stated
maturity.
          (   )  The Notes may be redeemed prior to maturity.

Optional Redemption Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A
Annual Redemption Percentage Reduction:   N/A
Modified Payment Upon Acceleration:   N/A

Sinking Fund:  None

Right of Payment:
         ( )  Subordinated   (X)  Unsubordinated

Original Issue Discount:  N/A

Amount of OID:
Yield to Maturity:
Interest Accrual Date:
Initial Accrual Period OID:

Amortization Schedule:  N/A

Denominations: $1,000 minimum with $1,000 integral multiples thereafter

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company.

The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENTOR THE PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT OR
THE PROSPECTUS.